Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to the Rights Agreement (this “Amendment”) is made and entered into as of May 30, 2025, by and between Allied Gaming & Entertainment Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust, as rights agent (the “Rights Agent”), and amends that certain Rights Agreement, dated as of February 9, 2024 (the “Agreement”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

WHEREAS, the Board of Directors of the Company has determined it necessary and in the best interests of the Company and its stockholders to amend a certain provision of the Agreement;

WHEREAS, the Board has not determined any Person (as defined in the Agreement) to be an Acquiring Person (as defined in the Agreement);

WHEREAS, subject to certain limited exceptions, Section 27 of the Agreement provides that the Company, by action of the Board of Directors, may from time to time and in the sole and absolute discretion of the Board of Directors, and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights;

WHEREAS, this Amendment is permitted by Section 27 of the Agreement and the Company desires to amend the Agreement as set forth below; and

WHEREAS, pursuant to Section 27 of the Agreement, the Company hereby directs that the Agreement shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendment to Section 34. Section 34 of the Agreement is hereby removed and replaced with the following:

The Board of Directors shall have the exclusive power and authority to administer and interpret the provisions of this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or the Company or as may be necessary or advisable in the administration of this Agreement. Except as otherwise specifically provided herein, without limiting any of the rights and immunities of the Rights Agent, all such actions, calculations, determinations and interpretations which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and shall not subject the Board of Directors to any liability to the holders of the Rights (solely in their capacity as such). Nothing in this Section 34 nor this Agreement, including any provision requiring or permitting the Board to take (or refrain from taking) any action or making any determination, shall modify the fiduciary duties of the directors to the Company and its stockholders, nor eliminate or otherwise limit the liability of the directors for breaches of fiduciary duty under applicable law.

Section 2. Effect of this Amendment. It is the intent of the parties hereto that this Amendment constitutes an amendment of the Agreement as contemplated by Section 27 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and its respective successors and assigns.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ALLIED GAMING & ENTERTAINMENT INC.
By:
Name: Roy Anderson
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST
By:
Name:
Title: